ORTHOFIX INC.




                      CORPORATE CODE OF CONDUCT AND ETHICS
                      ------------------------------------



















Last Updated 12/19/03

                                TABLE OF CONTENTS

Mission and Purpose......................................................Page 3

Accuracy In Filing Claims................................................Page 4

Accurate Financial Reporting.............................................Page 5
         Retention of Financial Records
         Accounting Controls
         Internal Controls

Conflicts of Interest....................................................Page 6

Company Assets...........................................................Page 7
         Proper Use of Orthofix Assets
         Proprietary Information
         Confidential Information

Insider Trading..........................................................Page 8

Patient Privacy..........................................................Page 9

Workplace Conduct........................................................Page 10
         Equal Employment Opportunity
         Harassment
         Alcohol and Substance Abuse
         Occupational Safety and Health
         Employee Confidentiality

Safeguarding System Resources............................................Page 11
         Political Contributions
         Providing Business Favors
         Government Customers
         International Business

Gifts to Patients or Referral Sources....................................Page 12

External Communications..................................................Page 13
         Marketing and Advertising Activities
         Contract Negotiation
         Public Statements

Competition and Antitrust................................................Page 14

Environmental Protection.................................................Page 15

Copyright Protection.....................................................Page 16

Training Program and Expectations........................................Page 17

Using Performance Improvement to Enhance Compliance......................Page 18

Getting Help and Reporting Potential Violations..........................Page 19

Employee Acknowledgement (Company Copy)..................................Page 20

Employee Acknowledgement (Employee Copy).................................Page 21

Appendix "A".............................................................Page 22

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Our Mission

Our mission is to offer highly valued, minimally invasive medical devices for the orthopedic and trauma markets and to achieve market leadership in each of our chosen segments by focusing on continuous innovation in the products and services we offer. We will ask ourselves every day what we have done to delight our customers.

Purpose

Excellence with integrity is the key to Orthofix's continued success in all our dealings with customers, patients, shareholders, employees, regulators and others with whom we do business. This Code of Conduct and Ethics (the "Code") expresses the standards of integrity and business conduct expected of every employee, director, and officer of Orthofix. Compliance with this Code, other company policies and the laws and regulations applicable to our business are a priority for each of us in order to preserve our priceless reputation and ensure our future success.

The goals of Orthofix's Code and Corporate Compliance Program are to deter wrongdoing and to promote:

> Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

> The full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by Orthofix;

>    Compliance with applicable governmental laws, rules and regulations;

>    The prompt internal reporting of violations of the Code; and

>    Accountability for adherence to the Code.

[Box]

Your Responsibilities . . .

X Read and review the Code of Conduct and Ethics and related policies and procedures.

X Become familiar with all laws, regulations, policies and procedures that impact your duties at Orthofix.

X Ask questions if you are not sure what exactly it is that you are supposed to do.

X Use good common sense and sound judgment in the performance of your duties and responsibilities.

X Promptly report potential violations of any laws, regulation, or the Code of Conduct to your manager or the Compliance Hotline.

X Managers must ensure that their teams comply with law, regulations, and policies, and must work to resolve ethical dilemmas.

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                           ACCURACY IN FILING CLAIMS

Accurate billing and submission of claims is a top priority for Orthofix. We are committed to developing and maintaining policies and procedures that:

> Ensure accurate billing and submission of claims for only those medically necessary products and services that are actually provided; and

>    Comply with all laws, regulations and guidelines.

If it is determined that an error was made in the preparation or submission of a bill or claim, it is Orthofix's policy to take appropriate corrective action. Corrective action may mean a number of different things, depending on the situation. For example, corrective action may include:

>    refunding overpayments;

>    resubmitting the claim;

>    revising existing Orthofix policies and procedures, or associate training;
     and

>    where appropriate, contacting government authorities.

The Compliance Committee will determine the appropriate corrective action for the situation.

[Box]

Your Responsibilities . . .

X Do not file a claim for services that were not provided or for services different than described on the claim forms.

X   Do not file a claim you know to be misleading or false in any way.

X Contact the Compliance Officer if you think a mistake has been made in a bill or claim.

X Initiate corrective actions, if and when an error in claim processing has been discovered.

X   File claims only for services that were medically necessary.

X Provide all appropriate documentation of services furnished with all claims submitted.

X Check the bill to see if it is supported by the diagnosis or documentation.

X Ask questions if you are unsure about the accuracy of any claim for services.

X   Report suspected violations of this policy.


                   "Unintentional mistakes have consequences"

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                          ACCURATE FINANCIAL REPORTING


Retention of Financial Records

It is Orthofix's policy to maintain financial records in an accurate and complete manner. These records serve as the basis for managing the business and measuring and fulfilling our obligations to patients, employees, suppliers and shareholders. These records are also used for compliance with tax, regulatory and financial reporting requirements.

Accounting Controls

Accounting controls should be sufficient to provide reasonable assurance that:

>    Financial contracts are carried out with management's approval.

> All transactions are recorded to help us prepare our financial statements and account for assets.

>    Access to assets is permitted only with management's approval.

> Recorded assets are periodically compared with existing assets. Any differences should be reported to management.

>   No undisclosed or unrecorded funds or assets have been established.


Internal Controls

It is Orthofix's policy to maintain books, records and accounts that accurately and fairly reflect all transactions, dispositions of assets and other events that are the subject of specific regulatory record keeping requirements, including generally accepted accounting principles and other applicable rules, regulations and criteria for preparing financial statements and for preparing periodic reports filed with the Securities and Exchange Commission (SEC). Under no circumstance may there be any unrecorded liability or fund of Orthofix, regardless of the purposes for which the liability or fund may have been intended, or any improper or inaccurate entry knowingly made on the books or records of Orthofix.

As noted in the Orthofix Records Retention Schedule, Standard Operating Procedure Number RF592007, no applicable documents will be destroyed during an investigation initiated by authorities.


[Box]

Your Responsibilities . . .

X    Follow all company accounting, reporting and control procedures.

X Never falsify, backdate, intentionally destroy or otherwise tamper with any records.

X Accurately and clearly represent the relevant facts and the true nature of transasctions on all documents.

X Never approve any payment on behalf of Orthofix made with the intention, understanding or awareness that any part of the payment is to be used for any purpose other than that described by the documentation supporting the payment.

X Never misclassify accounts (e.g., expense versus capital) or improperly accelerate or defer expenses or revenues.

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                             CONFLICTS OF INTEREST


It is every employee's obligation to ensure that he or she remains free of conflicts of interest in the performance of his or her responsibilities at Orthofix. A conflict of interest may occur if your outside activities or personal interests influence (or appear to influence) your ability to make objective decisions in the course of your job responsibilities. A conflict of interest may also exist if the demands of any outside activities hinder or distract you from the performance of your job or cause you to use Orthofix resources for purposes that are not business-related.

In dealing with current or potential customers, suppliers, contractors, and competitors, each employee must act in the best interests of Orthofix to the exclusion of personal advantage.

> No employee or immediate family member of an employee may have a significant financial interest in, or obligation to, any outside enterprise which does or seeks to do business with Orthofix or that is an actual or potential competitor of Orthofix, without prior approval of the Compliance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof.

> No employee may conduct a significant amount of business on Orthofix's behalf with an outside enterprise which does or seeks to do business with Orthofix if an immediate family member of the employee is a principal, officer or employee of such enterprise, without prior approval of the Compliance Committee, or in the case of executive officers or members of the Board of Directors, the full Board of Directors or a committee thereof.

> No employee or immediate family member of an employee may serve as a director, officer or in any other management or consulting capacity of any actual or potential competitor of Orthofix.

> No employee may use any company property or information or his or her position at Orthofix for his or her personal gain.

> No employee may engage in business activities that are directly competitive with those in which Orthofix is engaged.

> No employee may divert a business opportunity from Orthofix for his or her own benefit.

> No employee or immediate family member of an employee may receive any loan or advance from Orthofix, except in limited circumstances.

Each employee must promptly and fully disclose in writing to the Compliance Committee any situation that may involve a conflict of interest. Failure to disclose any actual or perceived conflict of interest is a violation of the Code. In addition, the Audit Committee of the Board of Directors will review and approve all related-party transactions, as required by the SEC, the Nasdaq Stock Market or any other regulatory body to which Orthofix is subject.


[Box]

Your Responsibilities . . .

X Promptly report any financial, business or family relationship with an Orthofix competitor, customer or supplier to your manager, the compliance committee or the Compliance Hotline.

X Obtain prior approval from the Compliance Committee before making a financial investment in any competitor, customer or supplier of Orthofix.

X Obtain prior approval from the Compliance Committee before accepting any consulting or other business relationship with an Orthofix competitor, customer or supplier while still employed with Orthofix.

X Do not vote or influence any action or decision in which you have a personal interest.

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                                 COMPANY ASSETS

Proper protection and use of Orthofix assets and assets entrusted to it by others, including proprietary information, is a fundamental responsibility of each Orthofix employee. Employees must comply with security programs to safeguard such assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust.

Proper Use of Orthofix Assets

The removal from Orthofix's facilities of Orthofix property is prohibited, unless authorized by Orthofix. This applies to furnishings, equipment, and supplies, as well as property created or obtained by Orthofix for its exclusive use - such as client lists, files, personnel information, reference materials and reports, computer software, data processing programs and databases. Employees may not remove originals or copies of these materials from Orthofix's premises or use them for purposes other than Orthofix's business without prior written authorization from the Compliance Committee. Orthofix's products and services are its property -- contributions made by any associate to their development and implementation remain Orthofix's property even if the individual's employment or directorship terminates.

Proprietary Information

Information, ideas and intellectual property rights are valuable assets of Orthofix. Information obtained, developed, or produced by Orthofix and its employees and information supplied by others for the benefit of Orthofix are confidential. Information pertaining to Orthofix's competitive position or business strategies, payment and reimbursement information is confidential. This information should not be shared with anyone outside of Orthofix and should be shared only with employees who have a legitimate need to know such information in order to perform their job responsibilities and who have agreed to maintain the confidentiality of the information.

Confidential Information

Orthofix provides its employees with confidential information relating to Orthofix and its business with the understanding that such information is to be held in confidence and not communicated to anyone who is not authorized to see it, except as may be required by law. The types of information that each employee must safeguard include (but are not limited to) Orthofix's plans and business strategy, unannounced products and/or contracts, sales data, significant projects, customer and supplier lists, patents, patent applications, trade secrets, manufacturing techniques and sensitive financial information, whether in electronic or conventional format. These are costly, valuable resources developed for the exclusive benefit of Orthofix. No employee may disclose Orthofix's confidential information to an unauthorized third party or use Orthofix's confidential information for his or her own personal benefit.


[Box]

Your Responsibilities . . .

X Do not discuss or provide Orthofix's confidential business information to anyone outside the Company without approval by the Compliance Committee.

X Never remove Orthofix property without prior approval from the Compliance Committee.

X    Guard access to employee and confidential business information.

X Only share information with fellow employees who have a legitimate need to know the information.

                                INSIDER TRADING


Employees may not trade on material non-public information or communicate material non-public information to others in violation of the law (this is known as "insider trading"). The definition of an "insider" is broad and includes employees, officers, and directors of a company. A person may be a "temporary insider" if he or she enters into a special confidential relationship with the company and is given access to material, non-public information (e.g., a company's investment advisors, agents, attorneys, accountants and lending institutions).

Information is material if a reasonable investor would consider it important in making his or her investment decisions, or if it is likely to have a significant effect on the price of a company's securities. Information is non-public if it has not been effectively communicated to the marketplace. For example, information found in a report filed with the SEC or appearing in a newspaper would be considered public information.


[Box]

Your Responsibilities . . .

X Never disclose Orthofix activites or provide any stock "tips" to third parties, friends, or family members.

X    Never trade Orthofix stock based on non-public information.

X Always seek guidance from the Chief Financial Officer at 704-948-2600 before trading Orthofix stock if there could be an appearance that you are trading based on insider information.


                                [GRAPHIC OMITTED]

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                                PATIENT PRIVACY


Orthofix's business requires that we gather a great deal of personal information about individuals to whom we provide products and services. Therefore, we must carefully avoid any unwarranted invasion of our patients' privacy rights. Every Orthofix employee must protect information concerning the treatment, payment, care and condition of all patients and may not disclose confidential patient information to any unauthorized person.

Employees must adhere to all Orthofix policies and procedures regarding compliance with the Privacy Rule and Security Standards promulgated by the Health Insurance Portability and Accountability Act of 1996 (HIPAA).

Employees must avoid patient care conversations and discussions in areas where visitors and the public may overhear them. Written and computerized medical patient information can never be removed from Orthofix property without Compliance Committee approval.

[Box]

Your Responsibilities . . .

X Never remove patient information from Orthofix facilities without prior approval from the Compliance Committee.

X Only use or disclose patient information as necessary to perform your job function.

X Never discuss a patient's condition in the presence of uninvolved third parties.

X   Adhere in all respects to Orthofix's HIPAA policies and procedures.


                               [GRAPHIC OMITTED]

                               WORKPLACE CONDUCT

Orthofix's goal is to offer high-quality products and services while providing a workplace that promotes respect, fairness, and open communications. The principles outlined below help create a workplace that encourages employees to optimize their contributions to Orthofix's mission.

Equal Employment Opportunity

It is Orthofix's policy to provide equal employment opportunity to all employees and job applicants. Orthofix prohibits discrimination or harassment against any person because of his or her race, color, sex, age, disability, religion, sexual orientation, ancestry, marital status or national origin.

Harassment

Orthofix is committed to providing a work environment that promotes respect and dignity for every employee. Harassment, in any form, will not be tolerated.

Alcohol and Substance Abuse

The possession, consumption, sale or purchase of alcohol or illegal drugs on Orthofix property is prohibited. Orthofix also prohibits the use of alcohol or illegal drugs by employees either directly before or during the workday. The Compliance Committee may occasionally approve limited alcohol availability for specific Orthofix functions.

Occupational Safety and Health

We are committed to providing a safe and healthy work environment for employees. All employees are expected to comply with the occupational safety & health laws that are applicable to their job, as well as the facility policies. Orthofix's goal is to be "Accident Free."

Employee Confidentiality

Every employee has an obligation to respect and protect the confidentiality of records regarding the personal information of other employees. Information such as employees' names, addresses, salaries, benefits, performance evaluations, credit information, medical information and employment histories is also considered confidential and must not be discussed with anyone, including any Orthofix employees, except as required to perform one's job.


[Box]

Your Responsibilities . . .

X Never treat another employee differently because of his or her race, color, age, sex, religion, sexual orientation, disability, ancestry, marital status or national origin.

X   Never make any sexual advances toward another employee.

X Do not make or tolerate any comments or jokes of a sexual or discriminatory nature.

X Never drink alcohol before or during your working hours or have possession of or use illegal drugs.

X   Help to maintain a safe and healthy working environment.

                         SAFEGUARDING SYSTEM RESOURCES

Political Contributions

Employees may not contribute or donate Orthofix funds, products, services or other resources to any political cause, party or candidate. Employees may make voluntary personal contributions to lawful political causes, parties or candidates as long as they are not represented as coming from Orthofix.

Providing Business Favors

Employees should never offer any type of business courtesy to a referral source or a purchaser for the purpose of obtaining favorable treatment or advantage. To avoid even the appearance of wrongdoing, Orthofix employees will not provide any referral source or purchaser with gifts or promotional items of more than nominal value without first obtaining approval from the Compliance Committee.

Government Customers

Doing business with the government is different than dealing with private parties. Regardless of the government role -- payor, regulator, or customer -- it is important to get advice from legal counsel before entering into a contract with a government entity.

Except for minor refreshments in connection with business discussions or promotional items with the Orthofix logo valued at no more than $25.00, Orthofix employees may not provide or pay for any meal, refreshment, entertainment, travel or lodging expenses for a government employee without the prior approval of the Compliance Committee.

International Business

Under the Foreign Corrupt Practices Act ("FCPA"), employees of Orthofix are prohibited from making certain gifts to foreign officials. "Foreign officials" include not only persons acting in an official capacity on behalf of a foreign government, agency, department or instrumentality, but also representatives of international organizations, foreign political parties and candidates for foreign public office. If you have any questions as to whether a gift might be improper under the FCPA, please contact the Compliance Committee.


[Box]

Your Responsibilities . . .

X Never contribute or donate Orthofix resources to any political cause, party or candidate.

X Do not offer or provide any business courtesy, meal or gift of more than a nominal value to a referral source or purchaser.

X Do not provide or offer to pay for ANYTHING for a government associate without first receiving the approval of the Compliance Committee.

X Do not give any gifts to foreign officials without first obtaining approval from the Compliance Committee.

                     GIFTS TO PATIENTS OR REFERRAL SOURCES

Avoiding the Appearance of Impropriety

Orthofix does not want to give or receive business through the improper use of business courtesies, relationships, or gifts. All business relationships will be entered into on the basis of factors such as price, quality, performance, service, delivery and reputation.

Accordingly, no Orthofix employee may provide any payments, gratuities, benefits, favors, entertainment, meals or gifts of more than nominal value ($25.00 or less) to a physician, hospital staffer, or other person in a position to refer business to Orthofix. Such offers could be viewed as being made in exchange for favorable treatment or advantage. Provision of such gifts could violate the law and reflect poorly on Orthofix's reputation.

Offers of gifts, free services, favors, loans, donations and meals which are valued in excess of $25.00 are prohibited unless approved in writing by the Compliance Committee.

An employee may provide meals, drinks or entertainment in connection with educational programs only if such courtesies are unsolicited, infrequently provided and reasonable in amount. Such courtesies must also be directly connected with business discussions, unless the Compliance Committee approves an exception.

Similarly, it is against Orthofix policy to give payments, gifts or gratuities to the patients to whom we provide products and services. In this regard, unless there is demonstrated financial hardship, it is Orthofix's policy to bill for all applicable coinsurance and deductible amounts and to make reasonable efforts to collect such amounts from the beneficiary or from any other person or entity legally responsible for the beneficiary's medical bill (e.g., local welfare agency, guardian, supplemental insurance).


[Box]

Responsibilities . . .

X Do not give any gift, favor or courtesy that could be viewed as an attempt to gain favorable treatment or advantage.

X Do not provide reimbursement for lodging or travel expenses or free lodging or travel without the express written approval of the Compliance Committee.

X Make good faith attempts to collect patient coinsurance amounts owed to Orthofix.

X Do not waive a patient's financial obligation unless the patient has demonstrated a financial inability to pay.

                            EXTERNAL COMMUNICATIONS

Marketing and Advertising Activities

Our advertising should be truthful, fair, accurate, complete, and supportive of Orthofix's mission. In conducting marketing and advertising activities, Orthofix employees may offer factual information or documented evidence to the general public. Marketing and advertising should not distort the truth or make false claims intended to attack or disparage our competitors. All Orthofix marketing activities require approval of the Marketing Department prior to initiation, and if they involve giving anything of value to a patient or to a potential source of patient referrals, advance approval from the Compliance Committee.

Contract Negotiation

We are committed to providing services that meet all contract requirements and Orthofix's high quality standards. We also strive to be fair and consistent in the negotiation and formation of our contracts. Therefore, all information and data provided by associates should be current, complete and accurate. Employees should never withhold or falsify any information sought from another employee in connection with the negotiation or formation of a contract.

Public Statements

Since corporations are subject to increasing public scrutiny, it is important that any public statement that might be attributed to Orthofix be carefully considered and that personal views be kept separate from company views. Employees may not speak publicly for Orthofix unless specifically authorized by senior management. Employees may not associate Orthofix with, or imply a company endorsement of, any personal political activity unless authorized to do so by Orthofix. Employees may not use company stationery or titles in communications involving non-Orthofix business (e.g., a personal letter to the editor). Employees may be able to obtain an exception to this policy for an occasional use of stationery for routine correspondence in connection with appropriate outside civic, public service or charitable activities, when approved by the Compliance Committee.


[Box]

Your Responsibilities . . .

X Accurately reflect Orthofix's capability and intent in all advertising and marketing materials and activities.

X Obtain approval from the Marketing Department or Compliance Officer before conductng a marketing or advertising activity that would have Compliance Program implications.

X Adhere to the terms and conditions of contracts with our customers and suppliers.

X Provide complete and accurate cost and pricing date as required for government reporting.

X Do not attempt to represent Orthofix or otherwise reference the Orthofix name when making any public statements, unless you receive prior approval from the Compliance Committee.

                           COMPETITION AND ANTITRUST



Orthofix is committed to fully and fairly competing in the marketplace and complying with all antitrust laws. In general terms, these laws prohibit agreements and practices that reduce competition. For example, antitrust laws prohibit agreements, or attempted agreements that relate to:

>    setting prices or costs;

>    dividing or sharing territories or customer lists; and

>    refusing to deal with a third party.

Because even unwritten agreements can violate the antitrust laws, employees must take care not only to avoid entering into illegal agreements, but also to avoid sharing Orthofix information with competitors.



[Box]

Your Responsibilities . . .

X Do not share information about Orthofix's business or strategic plans with any competitors.

X Do not obtain information about a competitior's business directly from the competitor.

X Never agree with competitors not to deal with an insurer, managed care company, employer, or other third party, or to deal with any of them only on certain terms.

X    Do not agree with competitors on prices, discounts, salaries or costs.


                               [GRAPHIC OMITTED]

                            ENVIRONMENTAL PROTECTION

Orthofix strives to maintain a clean and healthy environment, and to this end, we are committed to complying with all federal, state and local environmental protection laws.

To protect the safety of our workforce, all associates must safely manage hazardous materials and waste from point of entry to the point of final disposal. All hazardous material and other waste products must be identified, handled, labeled and disposed of according to Orthofix policy.


[Box]

Your Responsibilities . . .

X Dispose of regulated medical waste or other waste according to Orthofix policies and procedures.

X   Report any spills, leaks or unsafe storage or hazardous materials or waste.

X Wear the proper protective equipment and clothing designed to safely handle materials.

X   Caution anyone else handling hazardous materials improperly.



                                [GRAPHIC OMITTED]

                            COPYRIGHT PROTECTION (C)


Copyright laws protect the author or originator of certain literary or artistic works from the unauthorized reproduction or duplication of such works by others. Copyright protection extends to written materials, computer software, musical works, pictorial, graphic, and sculptural works, motion pictures, audiovisual works and sound recordings.

Employees must ensure that their actions (such as photocopying, copying of computer software, downloading of music or video) comply with the copyright laws. It is important to remember that most copyrighted material will have the symbol (C) somewhere on the work.



[Box]

Your Responsibilties . . .

X   Do not copy or reproduce any copyrighted materials.

X Obtain permission (usually in writing) before reproducing someone else's work.

X Check for proper software documentation before using programs or installing on system resources.


                                [GRAPHIC OMITTED]

TRAINING PROGRAM AND EXPECTATIONS

We recognize that education and communication are the cornerstones of an effective compliance program. To support this commitment, Orthofix has developed an important training program for employees so that each of us is familiar with the Code, the Compliance Program policies and procedures, our HIPAA policies and procedures and other laws, regulations and requirements pertaining to our jobs.

At least once a year, every employee will be required to attend and complete the compliance training designated for his or her position. New employees will be required to attend a one-hour training program within the first thirty (30) days of employment. Additional training or refresher sessions may be conducted as the need arises.

Failure to meet the Orthofix Compliance training requirements could result in disciplinary action, up to and including termination from employment.


[Box]

Your Responsibilities . . .

X Work actively with your department to ensure compliance requirements are met and any concerns or questions are addressed.

X   Attend yearly Orthofix Compliance training.

X   Make suggestions that would improve our training program.

X Verify your attendance and pariticipation in training through the appropriate attendance documentation method.


                               [GRAPHIC OMITTED]

USING PERFORMANCE IMPROVEMENT TO ENHANCE COMPLIANCE


The goal of the Orthofix Compliance Program is to promote the highest level of honest and ethical business practices and to protect Orthofix's reputation and assets. Program objectives include: (1) communication of Orthofix commitment to the legal and regulatory requirements, (2) promotion of consistent adherence to internal policies and procedures, and (3) providing employees a framework for applying appropriate and ethical reasoning to business decision-making.

Orthofix has full confidence that its employees are committed to legal and ethical compliance. The Orthofix Compliance Program provides a framework to assure that education, training, and related expectations can be effectively communicated to officers, management, and employees alike.

The Orthofix Compliance Program is an evolving program designed to meet the needs of our employees and the organization in a changing regulatory environment. It is important for employees to play an active role so that we may continually improve compliance performance. We all have an important role in protecting the reputation and assets of Orthofix so that our mission can be accomplished.

[Box]

Your Responsibilities . . .

X   Understand the compliance obligations of your particular job function.

X Develop and communicate recommendations to continually improve compliance processes and outcomes.

X Promptly report potential violations of any law, regulation, or the Code to your manager or contact the Compliance Hotline.

GETTING HELP AND REPORTING POTENTIAL VIOLATIONS

If you have any questions about or need help with any compliance or ethics related issue, you may contact your manager, or obtain more detailed information from the Corporate Compliance Manual's policies and procedures. Your manager should always be available to answer your compliance questions or discuss your concerns. He or she will keep your discussions confidential as appropriate. To discuss your concerns with someone else, or anonymously, Orthofix has set up a confidential telephone hotline for employees who have any compliance questions, concerns or problems. The hotline may also be used for reporting suspected violations of this Code of Conduct, the Corporate Compliance Program, Orthofix policies and other laws and regulations. Employees have an obligation to report immediately any suspected violations of the Code of Conduct or other irregularities to their manager, the confidential hotline or Compliance Committee Members.

If you need help, have a concern, or want to report a potential violation, take one or more of the following steps:

Step 1 Consider communicating with your manager concerning your question or concern.

Step 2  Call the Compliance Hotline 1-800-826-6762.

Step 3 You may also ask your question or report suspected violations to any of the Compliance Committee Members:

Keely Scamperle, Healthcare Compliance Officer
Gary Henley, President
Eric Brown, Senior Vice President of Sales/Marketing
William Connelly, Director of Sales
Rhonda Fellows, Director of National Accounts
Michael Simpson, Vice President Of Operations
Jeff Hammel, Controller
Sandy Runnels, Director of Patient Services
Mary Biggers, Regulatory Manager
Sherrie Tarpley, Human Resources Manager
Bob Rucinski, Director

You will find attached Appendix "A". It is a brief explanation of the violation reporting procedure for the Code of Ethical Conduct for Orthofix. As noted in the second page of the Appendix, an additional option you have is to contact the Chairman of the Audit Committee of the Board of Directors, Jerry C. Benjamin.

If you want, you may ask your questions or report suspected violations through the hotline without giving your name. After making a report, a follow-up investigation will take place, including corrective action when appropriate. No Orthofix employee will be disciplined or terminated because he or she reports in good faith a suspected violation.

[Box]

Your Responsibilities . . .

X Contact your manager or Compliance Committee about any questions you have regarding the Code.

X Promptly report violations of any law, regulations, the Code, or the Compliance Program to your manager, call the Compliance Hotline or contact the compliance committee.

X Include all information in your report necessary to ensure complete and accurate follow-up.

X   Do not make bad faith reports.

CODE OF CONDUCT



EMPLOYEE ACKNOWLEDGEMENT

This is to acknowledge that on the date listed below, I received my copy of the Orthofix Code of Conduct and the Compliance Officer or his/her designee reviewed its contents with me. I understand that it is my responsibility to comply with the policies as summarized in the Code and to report violations or suspected violations of the Code as outlined in the "Getting Help & Reporting Potential Violations" section of the Code of Conduct.


Employee Information:



____________________________  _________________         _______________________
First Name                    Middle Initial            Last Name



____________________________________
Orthofix Department



____________________________________                 ___________________
Employee Signature                                   Date














                                  Company Copy
                                  ------------
                                                                              20

CODE OF CONDUCT



EMPLOYEE ACKNOWLEDGEMENT

This is to acknowledge that on the date listed below, I received my copy of the Orthofix Code of Conduct and the Compliance Officer or his/her designee reviewed its contents with me. I understand that it is my responsibility to comply with the policies as summarized in the Code and to report violations or suspected violations of the Code as outlined in the "Getting Help & Reporting Potential Violations" section of the Code of Conduct.


Employee Information:




____________________________  _________________         _______________________
First Name                    Middle Initial            Last Name



____________________________________
Orthofix Department



____________________________________                 ___________________
Employee Signature                                   Date








                                 Employee Copy
                                 -------------

                                  Appendix "A"
                                  ------------

                 Code of Ethical Conduct - Violation Reporting
                 ---------------------------------------------

                                    Procedure
                                    ---------

Orthofix International N.V. and its subsidiaries ("Orthofix") strive to apply high ethical, moral and legal principles in every aspect of business conduct. The Company intends to comply with all rules and regulations of federal, state, provincial and local governments, all appropriate private and public regulatory agencies and any provision of federal law relating to fraud against shareholders.

Violation Reporting Procedure
-----------------------------

All employees are encouraged to report either orally or in writing to their immediate supervisor or alternate line of authority as hereinafter described, all evidence of activity by an Orthofix department or employee that may constitute:

        o        Instances of Corporate Fraud;

        o        Unethical Business Conduct; or,

        o        A violation of State, Federal, or Provincial law or

        o        Improper accounting or auditing matters, or

        o        Non-compliance with SEC rules and regulations.


Any Orthofix employee who in good faith reports such incidents as described above will be protected from threats of retaliation, discharge, or other types of discrimination including but not limited to compensation or terms and conditions of employment that are directly related to the disclosure of such reports. In addition, no employee may be adversely affected because the employee refused to carry out a directive which, in fact, constitutes corporate fraud or is a violation of State or Federal law.

Any employee who wants to report evidence of alleged improper activity as described should contact his/her immediate supervisor, or the supervisor's manager. In instances where the employee is not satisfied with the supervisor or manager's response, or is uncomfortable for any reason addressing such concerns to their supervisor or the manager of such supervisor, the employee may contact the Chair of the Audit Committee of the Board of Directors. The contact information for the Chair of the Audit Committee is listed below. Employees are encouraged to provide as much specific information as possible including names, dates, places, and events that took place, the employee's perception of why the incident(s) may be a violation, and what action the employee recommends be taken. Anonymous written or telephonic communications will be accepted. Employees who choose to identify themselves will receive a reply to their report within 20 working days or as soon as practicable thereafter.

Retaliation
-----------

Retaliation against any person who voices a concern, files a complaint or participates in any subsequent related investigation is prohibited. It is unlawful to discharge, demote, suspend, threaten, harass or in any manner discriminate, in any term or condition of employment, against an employee who lawfully provides information or assists in a fraud-related investigation or proceeding involving issues outlined above. Employees or agents of Orthofix found to have engaged in retaliatory behavior may be subject to discipline up to and including termination.





Contact:

Jerry C. Benjamin
Chairman, Audit Committee
Board of Directors
Telephone: 011 44 207 932 2100
Fax:  011 44 207 828 1474
e-mail:  jerrybenjamin@adventventures.com
         --------------------------------
Address:  Advent Venture Partners
           Egginton House
           25 Buckingham Gate
           London, England  SW1E6LD




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